UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): March 1, 2017

Life Clips, Inc.

(Exact Name of Registrant as Specified in its Charter)

Wyoming

(State or other jurisdiction of incorporation)

333-198828	46-2378100
(Commission File Number)	(IRS Employer Identification No.)

Harbour Centre, 18851 NE 29th Ave., Suite 700, Aventura, FL 33180

(Address of principal executive offices) (Zip Code)

(800) 292-8991

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the FORM 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

The information set forth in Item 5.02 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

The shares of our common stock we agreed to issue as disclosed in Item 5.02 of this Current Report were and will be issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2017, Life Clips, Inc., a Wyoming corporation (the “Company”) named William Singer, age 45, as Executive Vice President of Sales and Marketing of the Company, and Mr. Singer was also named as a Director of the Company on the same date, following a resolution of the Board of Directors (the “Board”) of the Company to expand the size of the Board from 3 persons to 4 persons, and to name Mr. Singer to the newly created vacancy, in each case in accordance with the Bylaws of the Company.

Mr. Singer is a Multi-Channel Retail Expert, an entrepreneur and investor, and has launched several successful businesses and products in retail, transportation, eCommerce, mobility, and services. Mr. Singer’s first startup was when he was 19 in 1991, which he ran for 20 years. It was a bus business called Bill’s Bus with a route from the university town in Santa Barbara to the downtown so that students didn’t drink and drive. He sold the business in 2011. Mr. Singer also worked with legendary investor, Louis Navellier. In his career, William has raised over $50 million.

In 2012, Mr. Singer was President of Tru Connect LLC, a national provider of wireless voice, messaging, and data services. Mr. Singer’s sole position in the prior 5 years, other than with True Connect LLC (or with the Company), has been as the Managing Member of Summerland Advisors, LLC, a registered investment advisor in California, from 2012 to the present. He became involved with the Company in October 2015 as an advisor, and served as the Company’s vice president of sales from April 2016 through January 2017.

Mr. Singer has successfully launched products into major retailers including RadioShack, Best Buy, Target, Wal-Mart, QVC and Amazon.com. Mr. Singer has global contacts and significant experience in multi-channel retail, business, sales and marketing. The Board believes that Mr. Singer’s extensive experience in executive management and the other factors discussed herein make him uniquely suited and qualified to serve as a member of the Board and as the Company’s Executive Vice President of Sales and Marketing.

In connection with his engagement as the Executive Vice President of Sales and Marketing of the Company, the Company entered into an Executive Employment Agreement with Mr. Singer (the “Agreement”) on March 1, 2017. The Agreement is for a two-year term, which automatically renews for successive additional one-year terms unless either Mr. Singer or the Company notifies the other party that they do not wish the Agreement to so renew. The Agreement provides that Mr. Singer will serve as the Company’s Executive Vice President of Sales and Marketing and as a member of the Board.

Pursuant to the Agreement, the Company will pay Mr. Singer a salary of $3,500 per month, which commenced effective as of February 1, 2017, provided that following the month in which the Company begins generating revenue Mr. Singer’s salary will be increased to $5,000 per month. Mr. Singer will also receive a commission of 1% of any net sales revenue collected by the Company on the sales of its products, based on the wholesale price, and contingent on the sale being profitable to the Company, and will be eligible for a bonus as jointly determined by the Board and Mr. Singer.

In addition, the Company granted to Mr. Singer, effective as of March 1, 2017, a total of 6,000,000 shares of the Company’s unregistered common stock, par value $0.001 per share (the “Common Stock”). 1,500,000 shares of the Common Stock will vest on March 1, 2018 and thereafter 250,000 shares of the Common Stock will vest each month thereafter.

Pursuant to the Agreement, the Company also agreed to grant Mr. Singer 500,000 shares of Common Stock on each anniversary of March 1, 2017, provided that the amount of these shares of Common Stock will be based on performance and may be adjusted by the Board. The shares of Common Stock in these grants will vest 50% on each anniversary of the applicable grant.

If Mr. Singer’s engagement is terminated by the Company without “Cause,” or by Mr. Singer for “Good Reason,” (in each case as defined below) then a portion of the stock grants described above equal to a pro rata portion of the grants based on the time from the date of the grant to the date of termination, and assuming a 24-month vesting period, shall be deemed vested, and all other amounts shall be forfeited. If Mr. Singer’s engagement is terminated by the Company with “Cause” or by Mr. Singer without “Good Reason,” then all unvested portions of the stock grants described above as of the date of termination shall be forfeited.

“Cause” is defined as (i) a material violation of any material written rule or policy of the Company, a copy of which has been provided to Mr. Singer for which violation any employee may be terminated pursuant to the written policies of the Company reasonably applicable to an executive employee, and which Mr. Singer fails to correct within 10 days after he receives written notice from the Board of such violation; (ii) misconduct by Mr. Singer to the material and demonstrable detriment of the Company; (iii) Mr. Singer’s conviction (by a court of competent jurisdiction, not subject to further appeal) of, or pleading guilty to, a felony; (iv) Mr. Singer’s continued and ongoing gross negligence in the performance of his duties and responsibilities to the Company as described in the Agreement; or (v) Mr. Singer’s material failure to perform his duties and responsibilities to the Company as described in the Agreement (other than any such failure resulting from the Mr. Singer’s incapacity due to physical or mental illness or any such failure subsequent to Mr. Singer being delivered a notice of termination without Cause by the Company or delivering a notice of termination for Good Reason to the Company), in either case after written notice from the Board to Mr. Singer of the specific nature of such material failure and Mr. Singer failure to cure such material failure within 10 days following receipt of such notice.

“Good Reason” is defined as (i) a significant diminution by the Company of Mr. Singer’s role with the Company or a significant detrimental change in the nature and/or scope of Mr. Singer’s status with the Company (including a diminution in title); (i) a reduction in Mr. Singer’s base salary or target or maximum bonus, other than as part of an across-the-board reduction in salaries of management personnel (including all vice presidents and positions above) of less than 20%; (iii) at any time following a Change of Control (as defined in the Agreement), a material diminution by the Company of compensation and benefits (taken as a whole) provided to Mr. Singer as compared to immediately prior to a Change of Control; (iv) the relocation of Mr. Singer’s principal executive office to a location more than 50 miles further from Mr. Singer principal executive office immediately prior to such relocation; or (v) any other material breach by the Company of any of the terms and conditions of the Agreement which the Company fails to correct within 10 days after the Company receives written notice from Mr. Singer of such violation.

The Agreement also provides that in the event that the Company does not complete certain financing transactions to the approval of the Company’s Board of Directors within 180 days of the Effective Date, Mr. Singer’s compensation may be reviewed and may be adjusted by the Board until suitable financing transactions have been completed.

The Agreement provides Mr. Singer with customary additional benefits, and contains customary provisions related to confidentiality of Company information and ownership of Company intellectual property.

The description of the Agreement as set forth above is qualified in its entirety by reference to the full Agreement, which is attached hereto as Exhibit 10.1.

There are no family relationships between any of the Company’s directors or officers and Mr. Singer.

There are no related party transactions with respect to Mr. Singer reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit

10.1+	Executive Employment Agreement, dated as of March 1, 2017, by and between Life Clips, Inc. and William Singer.

+ Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFE CLIPS, INC.

Dated: March 7, 2017	/s/ Victoria Rudman
Victoria Rudman, Chief Financial Officer